Exhibit 10.29

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322 East Main Street Branford, CT 06405 (203) 481-1104 (203) 315-3300 Fax www.curagen.com

May 2, 2009

Tom Boone

Vice President, Protein Sciences

Amgen Fremont Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Dear Mr. Boone:

Reference is made to that certain Second Restated Collaboration Agreement between Amgen Fremont Inc. (successor in interest to Abgenix, Inc.) (“AFI”) and CuraGen Corporation (“CuraGen”) dated as of April 12, 2004 and amended October 19, 2004 (“Collaboration Agreement”). AFI and CuraGen each may be referred to herein as a “Party” and the two collectively as the “Parties,” and capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Collaboration Agreement.

Under the Collaboration Agreement, (A) AFI granted to CuraGen certain licenses relating to CuraGen Products, CuraGen Optioned Antigens and CuraGen Licensed Antigens, and (B) CuraGen granted to AFI certain licenses to ABX Products, ABX Optioned Antigens and ABX Licensed Antigens. The Parties now desire to grant to each other such irrevocable licenses as may be necessary or useful to permit each to fully develop and commercialize Products targeted to such Party’s Optioned Antigens and Licensed Antigens as described more fully below, and otherwise to terminate the Collaboration Agreement. Accordingly, this letter agreement records the agreement between the Parties relating to such grants of rights and termination of the Collaboration Agreement.

1)

Licensed Antigens — The Parties hereby agree that each Optioned Antigen of either Party under the Collaboration Agreement immediately prior to the date this letter is acknowledged by AFI (the “Effective Date”) shall be deemed a Licensed Antigen for purposes of this letter agreement. The Parties further agree that as of the Effective Date the CuraGen Licensed Antigens consist of those antigens set forth on Schedule 1, and the ABX Licensed Antigens consist of those antigens set forth on Schedule 2.

2)

Termination — By mutual agreement of the Parties, as of the Effective Date, the Collaboration Agreement will be irrevocably terminated and will be of no further force or effect; provided, however that Sections 8, 9, 11, 12.1, 12.3, 12.4, 12.5, 12.6, 12.7, 13 and 15 of the Collaboration Agreement, together with any definitions necessary to give effect to the terms of this letter agreement, shall survive such termination; and provided further that each reference to a Party’s Licensed Antigen or Optioned Antigen in any such surviving provision shall be deemed to refer to all of such Party’s Licensed Antigens as listed in Schedule 1 or 2 hereto, as applicable. The Parties expressly acknowledge and agree that this termination is by mutual agreement of the Parties.

3)

Royalties Payable by CuraGen — By mutual agreement of the Parties, as of the Effective Date, the Collaboration Agreement will be amended such that Article 8 of the Collaboration Agreement shall be deleted in its entirety and replaced with the following:

“Curagen shall pay Amgen any payments that Amgen reasonably believes are required to be made under the Third Party License Agreements, including but not limited to any royalty and/or milestone payment thereunder. For the purposes of this Agreement, “Third Party License Agreements” shall mean (a) that certain License Agreement dated May 14, 2002 between Babraham Bioscience Technologies Limited and Amgen Fremont Inc. (successor in interest to Abgenix, Inc.); (b) that certain License Agreement with effective date of December 14, 1998, between Amgen Fremont Inc. (successor in interest to Abgenix, Inc.) and Medical Research Council; and (c) that certain License Agreement dated March 29, 1994, by and between Medical Research Council, Agricultural and Food Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall, Marianne Bruggeman c/o Institute of Animal Physiology and Genetics Research and Cell Genesys, Inc.”

4)	Grant of Rights

a)

Upon the Effective Date, CuraGen hereby grants to AFI an exclusive worldwide license (or sublicense, as the case may be) (with the right to grant sublicenses) under Licensed CuraGen Intellectual Property to research, develop, make, have made, use, import, offer to sell and sell ABX Products. “ABX Products” shall mean, with respect to any ABX Licensed Antigen, any product comprising (a) an Antibody which binds to such ABX Licensed Antigen; or (b) Genetic Material that encodes such Antibody, wherein, in respect of each ABX Product, said Genetic Material does not encode multiple antibodies.

	b)	Upon the Effective Date, AFI:

i)

shall deliver to CuraGen (a) all Antigen Specific Materials and Information in its possession pertaining to CuraGen Licensed Antigens, (b) all patent filings pertaining to or claiming CuraGen Licensed Antigens, and (c) all related Confidential Information of ABX or of CuraGen in AFI’s possession, and such Antigen Specific Materials and Information, patent filings and Confidential Information shall thereafter be the Confidential Information of CuraGen;

ii)

hereby grants to CuraGen an exclusive worldwide license (or sublicense, as the case may be) (with the right to grant sublicenses) under Licensed ABX Intellectual Property Controlled by AFI to research, develop, make, have made, use, import, offer to sell and sell CuraGen Products. “CuraGen Products” shall mean, with respect to any CuraGen Licensed Antigen, any product comprising (a) an Antibody which binds to such CuraGen Licensed Antigen; or (b) Genetic Material that encodes such Antibody, wherein, in respect of each CuraGen Product, said Genetic Material does not encode multiple antibodies. For the purposes of this Agreement, “Control” shall mean with respect to any intellectual property rights to which AFI has or obtains rights, possession by AFI or its Affiliate of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such intellectual property right as provided for in this Agreement (i) without violating the terms of any agreement with any Third Party and (ii) without requiring any further payment (whether or not then due and payable) under any agreement with any Third Party (unless CuraGen elects in writing to pay any amounts owed to such Third Party under any such agreement by reason of CuraGen’s exploitation of CuraGen Products). For the sake of clarity, CuraGen has specifically elected to pay any amounts owing under the Third Party License Agreements referenced in Paragraph 3 (Royalties Payable by CuraGen).

4)

Release — In consideration of the mutual promises contained herein, each Party, for itself and for each of its Affiliates, hereby generally, irrevocably, unconditionally and completely releases and forever discharges the other Party, such other Party’s Affiliates, and its and their officers, directors, stockholders, agents, employees, heirs, administrators, executors, predecessors, successors and assigns (hereinafter, the “Released Parties”) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of such Party’s Released Claims. The Parties acknowledge they are aware that they may hereafter discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of this release, but that it is their intention to hereby fully, finally and forever settle and release all such claims, disputes and differences, known or unknown, suspected or unsuspected, that now exist or heretofore have existed between the Parties and that in furtherance of such intention, this release shall remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts. The term “Released Claims,” when used herein with respect to a Party, shall mean and include each and every claim, charge, complaint, demand, action, cause of action, suit, right, debt, sum of money, cost, reckoning, covenant, contract, agreement, promise, doing, omission, damage, execution, obligation, liability, and expense (including attorneys’ fees and costs), of every kind and nature, whether at law or in equity, that such Party may have had in the past, may now have or may have in the future against the Released Parties, and which has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Effective Date to the extent such claim relates to or arises under the Collaboration Agreement; provided, however, that the Released Claims shall exclude: (1) any and all rights to seek and obtain indemnification under this letter agreement and the Collaboration; and (2) any and all rights to seek and obtain enforcement of, or a remedy arising out of the breach of, any obligation provided for in this letter agreement.

5)	Miscellaneous

a)

This letter agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This letter agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

b)

No delay or omission by either Party in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by a Party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

c)

Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

	d)	This letter agreement shall be interpreted and construed by the laws of the State of Delaware without regard to its choice of law principles.

e)

This letter agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith.

Please sign and date this letter agreement in the space provided below to confirm our mutual understandings and agreements as set forth in this letter agreement and return a signed copy to the undersigned.

Sincerely,

CuraGen Corporation

By:	/s/ Tim Shannon
Name:	Tim Shannon
Title:	President and CEO

ACKNOWLEDGED AND AGREED

AMGEN FREMONT INC.

By:	/s/ Thomas Boone
Name:	Thomas Boone
Title:	Vice President, Protein Sciences

5/1/09
Date

Schedule 1

CuraGen Licensed Antigens

CR002

CR005

CR007

CR010

CR011

CR012

CR014

CR017

CR032

CR064

CR074

CR105

Schedule 2

ABX Licensed Antigens

CR026

CR031

CR039

CR106

CR109

CR110